FOR IMMEDIATE RELEASE

Contact:
     Bruce F. Failing, Jr., CEO
     Jerry McAuliffe, CFO
     Electronic Retailing Systems International, Inc.
     203.849.2500


        Electronic Retailing Systems International, Inc.
      Completes Cash Tender Offer for Senior Discount Notes

NORWALK, Conn.--(BUSINESS WIRE)--December 16, 1999--Electronic Retailing Systems International, Inc. ("ERS") (OTC BB:ERSI) today announced that its cash tender offer for its 13-1/4% Senior Discount Notes due February 1, 2004 (the "Notes"), at a purchase price of $155 per $1,000 principal amount at maturity of the Notes, expired at Midnight, New York City time, on December 15, 1999. Since the commencement by ERS during the current quarter of open market purchases of Notes through the expiration of the tender offer, ERS has acquired an aggregate of $46,345,000 principal amount at maturity of Notes, of which $1,095,000 principal amount at maturity of Notes were purchased in the tender offer. Jefferies & Company, Inc. was the dealer manager for the tender offer.

ERS is a leading developer and supplier of electronic shelf labeling systems designed to improve retailer profitability. The ERS ShelfNet(R) system is designed to assist retailers in cost savings and pricing accuracy by using a wireless network to link a store's central computer both to its check-out scanner and to the ESLs that display pricing information at the shelf edge. With ShelfNet, this pricing information is updated automatically on the ESLs when prices in the point-of-sale (POS) scanner are changed. This provides price integrity between the shelf edge and the POS scanners. ShelfNet uses spread spectrum RF technology, which is the most widely used method of wireless communication in retail today. In addition, ShelfServer uses a suite of patented software applications designed to communicate merchandising, inventory and other information to and from store personnel in the aisle. These applications are designed to provide value-added benefits to retailers in the areas of shelf-edge merchandising, replenishment control, strategic pricing and shelf set compliance.

This press release contains forward-looking statements that involve risks and uncertainties. ERS' actual results may vary from those anticipated due to a number of factors, including, without limitation, the timely availability and acceptance of new products, the rate of development of the emerging market for electronic shelf label systems, the impact of competitive products and pricing, the management of growth, and other factors set forth in reports and other documents filed by ERS with the Securities and Exchange Commission from time to time.